Exhibit 5

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FORETHOUGHT LIFE INSURANCE COMPANY

August 6, 2024

Board of Directors

Forethought Life Insurance Company

10 West Market Street, Suite 2300

Indianapolis, IN 46204

RE:	Forethought Life Insurance Company
ForeStructured Growth II and ForeStructured Growth II Advisory Contract
Pre-effective Amendment No. 1 to Form S-1 Registration Statement
File No. 333-276707

Dear Sir/Madam:

I have acted as Managing Director, General Counsel for Individual Markets, and Assistant Secretary to Forethought Life Insurance Company (the “Company”), an Indiana insurance company in connection with the registration of the above-referenced Individual Single Premium Deferred Index-Linked Annuity Contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined the Form S-1 registration statement and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Indiana and is duly authorized by the Insurance Department of the State of Indiana to issue the Contracts.

2.	The Contracts and the index-linked investment option interests thereunder, when issued as contemplated by the Form S-1 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-1 registration statement for the Contacts.

Sincerely yours,

/s/ Sarah M. Patterson
Sarah M. Patterson
Managing Director, General Counsel for Individual Markets, and Assistant Secretary